Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-198126 and No. 333-204007 on Form S-8 and No. 333-206396 on Form S-3 of our report dated March 10, 2016, relating to the consolidated financial statements of Cerulean Pharma Inc. appearing in this Annual Report on Form 10-K of Cerulean Pharma Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 10, 2016